                          EXHIBIT 99.1
                          FOR IMMEDIATE RELEASE
                           Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES DIVIDEND AND THIRD QUARTER 2015 EARNINGS

Houston (November 5, 2015)--Adams Resources & Energy, Inc. (NYSE MKT: AE) announced a third quarter 2015 unaudited net loss of $308,000 or $0.07 per common share.  The current loss compares to third quarter 2014 unaudited net earnings of $3,855,000 or $.92 per common share.  For the nine months ended September 30, 2015, net earnings were $7,129,000 or $1.69 per common share.

Thomas S. Smith, President and Chief Executive Officer, attributed the current loss to reduced prices for crude oil and natural gas produced and sold. The Company also experienced narrowed margins and reduced volumes within its marketing and transportation segments. Falling crude oil prices also caused a $2.5 million non-cash write down in the carrying value of crude oil inventories.  In addition, the comparative third quarter of 2014 benefited from a $2,198,000 pre-tax gain on the sale of certain producing oil and gas properties.  Mr. Smith added that net cash flow from operations remained sound at $23.5 million for the first nine months of 2015.  The Company has curtailed oil and gas exploration efforts and available cash balances increased from $80,184,000 at December 31, 2014 to $95,235,000 at September 30, 2015.

A summary of operating results is as follows:

	Third Quarter
	2015	2014
Operating Earnings (Expense)
Marketing	$3,715,000	$5,041,000
Transportation	918,000	1,464,000
Oil and gas	(2,909,000)	1,527,000
Administrative expenses	(2,101,000)	(2,300,000)
	(377,000)	5,732,000
Interest income, net	63,000	116,000
Income tax (provision) benefit	6,000	(1,993,000)

Net earnings (loss)	$(308,000)	$3,855,000

The Company also announced that its Board of Directors declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on December 16, 2015 to shareholders of record as of December 2, 2015.

The Company’s quarterly report on Form 10-Q for the period ended September 30, 2015 will be filed with the Securities and Exchange Commission on November 6, 2015 and will be available on the Company’s website at adamsresources.com.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$1,596,024	$3,283,090	$439,893	$1,173,970

Costs, expenses and other	(1,584,331)	(3,262,667)	(440,207)	(1,168,122)
Income tax (provision) benefit	(4,564)	(7,230)	6	(1,993)

Net earnings (loss)	$7,129	$13,193	$(308)	$3,855

Earnings (loss) per common share:
Basic and diluted net earnings
(loss) per common share	$1.69	$3.13	$(.07)	$.92

Dividends per common share	$.66	$.66	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	September 30,	December 31,
	2015	2014

ASSETS
Cash and marketable securities	$95,235	$80,184
Other current assets	117,794	170,761
Total current assets	213,029	250,945

Net property & equipment	69,866	84,871
Deposits and other assets	5,906	4,998
	$288,801	$340,814

LIABILITIES AND EQUITY
Total current liabilities	$113,364	$168,603
Other long-term liabilities	13,595	14,714
Shareholders’ equity	161,842	157,497
	$288,801	$340,814